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                                                        Exhibit (10)(i)

                                                        Dated as of May 23, 2002

Mr. Donald R. Keough
DMK International
200 Galleria Parkway
Suite 970
Atlanta, GA 30339

Dear Don:

     This letter will acknowledge your agreement to serve for a second term as a Senior Director of McDonald's Corporation, effective immediately following the Company's 2002 Annual Meeting of Shareholders, held on May 23, 2002.

     As you know, your service as a Senior Director shall be at the pleasure of the Board on the following terms and conditions:

     . Senior Directors may attend Board meetings and meetings of Committees upon which they served at the time of their retirement as Directors, but shall not have the right to vote at any such meeting.

     . Senior Directors shall be designated annually for a one-year term, but may not serve more than two such one-year terms.

     . Senior Directors shall be compensated in the same manner as Directors, except that Senior Directors shall not be compensated for attending Committee meetings.

..    Senior Directors shall be expressly indemnified by resolution of the Board of Directors under the provisions of the Company's By-Laws.

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     We thank you for your willingness to continue to share your advice and counsel with the Board and McDonald's management.

                                         Sincerely,



                                         /s/ Gloria Santona
                                         ------------------
                                         Gloria Santona
                                         Senior Vice President, General Counsel
                                             and Secretary

Accepted as of May 23, 2002



/s/ Donald R. Keough
------------------------------------
Donald R. Keough

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